Exhibit 10.16
November 3, 2005
Mr. James Mac Hale
Dear James:
     Congratulations! On behalf of Sonics, Inc. (“Sonics” or “the Company”), I am pleased to offer you a position with the Company. This letter clarifies and confirms the terms of your employment with the Company.
     Your title will be Vice President of Worldwide Sales and you will report to Grant Pierce, President, and CEO. In this position, you will be responsible for all sales including management of sales staff and remote sales offices of the Company. This is a full-time position and is exempt from overtime pay.
     You will be paid a base salary of $180,000 per year. Your salary will be payable in accordance with the Company’s standard payroll policies (subject to normal required withholding taxes). In addition to your base salary and initial stock option grant, you will participate in a sales compensation plan (the “plan”) based on certain revenue and sales performance objectives to be achieved during the period beginning with your date of employment and ending on December 31, 2006. You will receive a 1.0% commission on all license, maintenance and services invoices (royalty revenues are excluded). A detailed sales commission plan will follow in January 2006 and such plan may include additional incentives to be mutually agreed based upon exceeding target sales performance. This commission rate will be in effect through the end of the calendar year.
     Sonics takes a long-term approach to its investments, and its employees are its most important investment. We believe that stock options are an effective compensation tool to align the long-term interest of Sonics with that of its employees. Therefore, subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 700,000 shares of the Company’s Common Stock under the Sonics, Inc. 1997 Stock Incentive Plan, as amended, at an exercise price equal to the fair market value of such Common Stock on the date of grant, as determined by the Company’s Board of Directors. Such option will vest at the rate of l/8lh of the original number of shares subject to the option at the end of the month in which you have completed six full months of employment, and will continue to vest at the end of each month thereafter at the rate of 1/48th of the original number of shares subject to the option (total vesting occurs over 48 months). Vesting will depend on your continued full-time employment with the Company.
     You will be entitled to receive benefits and vacation leave as generally made available to similarly-situated employees. Like all Company employees, you will be required to sign the Company’s Employee Proprietary Information and Inventions Agreement.
     We sincerely hope that you accept this offer of employment and are looking forward to your joining Sonics. While we anticipate a long and mutually beneficial relationship, our employment relationship shall be “at-will.” You may terminate your employment with Sonics at any time and similarly, we may alter, modify, or terminate this employment relationship with you at any time, with or without cause.
     This offer for employment is contingent upon passing an authorized background check and the successful completion of nonimmigrant visa processing such that you can work lawfully in the United States. Your employment pursuant to this letter is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States. On your first day of employment you must provide the required identification.
     Again, let me indicate how pleased we are to extend this offer and how much we look forward to working together. This offer will remain valid until November 7, 2005. Please indicate your acceptance by signing and returning a copy of this letter.

Very truly yours,

SONICS, INC.	Agreed to and Accepted by:

/s/ Grant Pierce	Signature:	/s/ James Mac Hale

Grant Pierce	Start Date:	11/14/2005.
President & CEO
1098 Alta Avenue
Suite 101
Mountain View
California 94043-1206
ph: 650.938.2500
fx: 650.938.2577
www.sonicsmc.com